Exhibit 14.1

                             DI GIORGIO CORPORATION
                                 CODE OF ETHICS
                          FOR SENIOR EXECUTIVE OFFICERS



General Philosophy

          The honesty, integrity and sound judgment of Di Giorgio Corporation's ("Di Giorgio" or the "Company") Senior Executive Officers is fundamental to our reputation and success. While all employees, officers and directors are required to adhere to Di Giorgio's Code of Ethics, as published in the Company's Employee Handbook, as revised, the professional and ethical conduct of the Senior Executive Officers is essential for compliance with the Company's goals of conducting its business and affairs in accordance with applicable laws, rules and regulations and maintaining the highest standards of ethical conduct, fair dealing and honesty.

Applicability

          This Code of Ethics for Senior Executive Officers (the "Code") shall apply to all Senior Executive Officers of Di Giorgio. "Senior Executive Officers" shall include the principal executive officer, the principal financial officer, the principal accounting officer or controller, the principal legal officer, the principal marketing/sales officer, or persons performing similar functions, including Di Giorgio's Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Executive Vice President, each Senior Vice President, its General Counsel and any other officers performing similar functions.

I.        Compliance and Reporting

          Senior Executive Officers should strive to identify and raise potential issues before they lead to problems for the Company and should ask about the application of the Code whenever there is a question as to whether a violation of the Code has occurred or will occur. Should any of the Senior Executive Officers become aware of an existing or potential violation of the Code, he or she should promptly notify the chair of the Company's Audit Committee. The Company shall take such disciplinary, corrective or preventative action as it deems appropriate to address any existing or potential violation of this Code.

          Confidentiality regarding those who make compliance reports and those potentially involved shall be maintained to the extent possible during a compliance investigation. The Company does not tolerate retribution, retaliation or adverse personnel action of any kind against any person for lawfully reporting a situation of potential noncompliance with the Code, or providing to the Company or any law enforcement or other governmental agency any information or assistance relating to the commission or possible commission of any federal or state offense.

          The Senior Executive Officers have a responsibility to create an environment within the Company in which compliance with the Code and Di Giorgio's Code of Ethics is treated as a serious obligation and in which violations are not tolerated. The Senior Executive Officers will establish and, if necessary, modify the procedures by which violations of the Code and Di Giorgio's Code of Ethics are to be reported.


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II.       Conflicts of Interest

          All business decisions must be made in the Company's best interest. A "conflict of interest" arises when an individual's judgment is or may be influenced by considerations of improper personal gain or benefit to the individual or another person. Even if no actual conflict of interest occurs, situations that create the appearance of a conflict may harm the Company's public relations or cause other problems damaging to the Company, and, as such, also should be avoided. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved in advance by the Company.

          For example, a Senior Executive Officer must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members or for any other person, including loans or guarantees of obligations, from any other person or entity. In this regard, service to the Company should never be subordinated to personal gain and advantage. To the extent possible, conflicts of interest always should be avoided. Any Senior Executive Officer who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should promptly discuss the matter with the chair of the Company's Audit Committee.

          In addition, as a result of their close relationships to the Company and its business, the Senior Executive Officers have a special responsibility to:

     o refrain, without the approval of the Board of Directors, from transacting business with the Company through any entity in which the officer or a member of his or her immediate family owns all or a controlling interest;

     o refrain, without the approval of the Board of Directors, from participating in other employment or serving as a director for other organizations if such activity reasonably could be expected to interfere with the officer's ability to act in the best interests of the Company or reasonably could be expected to require the officer to use proprietary, confidential or non-public information of the Company;

     o refuse gifts, favors or hospitality that would influence or appear to influence the recipient to act other than in the best interests of the Company; and

     o report to the chair of the Audit Committee or to the Board of Directors any existing or potential director positions they hold, including positions on non-profit or charitable organization boards of directors.



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III.      Public Disclosure

          It is the Company's policy that the information in its public communications and disclosures, including its filings with the Securities and Exchange Commission (the "SEC"), be full, fair, accurate, timely and understandable. All employees, officers and directors who are involved in the Company's disclosure process, including the Senior Executive Officers, are responsible for acting in furtherance of this policy. Specifically, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts regarding the Company to others, whether within or outside the Company, including the Company's independent accountants. In addition, any employee, officer or director who has a supervisory role in the Company's disclosure process has an obligation to diligently discharge his or her responsibilities.

          The Senior Executive Officers, in particular, must act in good faith and with due care and diligence in connection with the preparation of the Company's public disclosures. The Senior Executive Officers must ensure that the financial statements and reports submitted to the SEC are full, fair, accurate, timely and understandable. The Senior Executive Officers must also promptly report any irregularities or deficiencies in the Company's internal controls for financial reporting to the Audit Committee or the Board of Directors.

IV.       Compliance with Laws, Rules and Regulations

          It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

          The Senior Executive Officers, in particular, have a responsibility to ensure compliance with the applicable rules and regulations of federal, state and local governments and of appropriate public and private regulatory agencies or organizations. In addition to adhering to established Company policies and procedures, these individuals must take steps to ensure that other employees and officers follow such policies and procedures.

V.        Waivers of the Code

          All Senior Executive Officers are required to adhere both to Di Giorgio's Code of Ethics and to this Code. Any violation of this Code will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under appropriate law. Waivers of, or changes to, this Code may be made on a case-by-case basis by the Company's Board of Directors. Any such waiver will be promptly disclosed by filing a Form 8-K with the SEC.




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